                                                                       EXHIBIT 1



                             SUBSCRIPTION AGREEMENT

         This Subscription Agreement (this "AGREEMENT"), dated as of February 22, 2001, is entered into by and between Panja Inc., a Texas corporation (the "COMPANY"), and Scott Miller, an individual residing in the State of Texas (the "INVESTOR").

         A. The Investor desires to purchase 348,335 shares (the "SHARES") of common stock, par value $.01 per share (the "COMMON STOCK"), of the Company, at a purchase price of $4.3062 per share, such purchase price per share to be equal to the average closing price of the Common Stock as quoted on The Nasdaq Stock Market for the last five trading days, excluding the date hereof, for an aggregate purchase price of $1,500,000.18.

         B. The parties hereto desire to enter this Agreement to provide for the purchase and sale of the Shares on the terms set forth herein and to govern the parties' respective rights and obligations with respect thereto.

         Accordingly, the parties agree as follows:

                                    ARTICLE I

                        PURCHASE AND SALE OF COMMON STOCK

         1.1 PURCHASE AND SALE.

         A. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Company shall issue, sell and deliver at the Closing (hereinafter defined), and the Investor shall purchase at the Closing, the Shares. The purchase price for the Shares shall be $4.3062 per Share, for an aggregate purchase price of $1,500,000.18 (such aggregate amount referred to herein as the "PURCHASE PRICE"). The parties hereto acknowledge that (i) the Company is required, pursuant to Section 7(d)(vii) of that certain Securities Purchase and Investor Rights Agreement dated as of December 15, 1999 (the "INTEL AGREEMENT"), between the Company and Intel Corporation, a Delaware corporation ("INTEL"), to offer to Intel ("INTEL OFFER") the right to purchase a portion of the Shares and (ii) if Intel so elects to purchase any portion of the Shares, for purposes of this Agreement the term "Shares" shall mean a number of Shares decreased by that number of Shares purchased by Intel and the Purchase Price shall also be proportionally decreased. The parties further agree that the Investor may elect to reduce the Purchase Price hereunder by the amount of the aggregate purchase price payable for shares of Common Stock under any subscription agreement entered into between the Company and any other subscriber after the date of this Agreement and prior to the Closing (as hereinafter defined); in which case the term "Shares" shall mean a number of Shares decreased to reflect the decrease in Purchase Price.

         B. The consummation (the "CLOSING") of the purchase and sale of the Shares shall take place at the offices of Vinson & Elkins L.L.P., at 2001 Ross Avenue, Suite 3700, Dallas, Texas, on the second business day after the date on which all of the conditions set forth in Article III hereof have been satisfied or waived, and at such time as mutually agreed upon by the



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

Company and the Investor, or at such other time and place as the Company and the Investor mutually agree upon. At the Closing, the Company will deliver to the Investor one or more stock certificates representing 348,335 shares of Common Stock registered in the names and in the amounts as specified by the Investor against delivery to the Company by the Investor or his designee of the Purchase Price, such amount to be paid by wire transfer to the Company of immediately available funds in U.S. dollars or by cashier's check payable to the Company's order.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES; CERTAIN AGREEMENTS

         2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor as of the date hereof as follows: (a) the Company and each of its subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; (b) the Company has all corporate and other necessary power and authority, and the legal right, to execute and deliver this Agreement, that certain Registration Rights Agreement dated even date herewith between the Company and the Investor and attached hereto as Exhibit A (the "REGISTRATION RIGHTS AGREEMENT") and that certain Nonqualified Stock Option Agreement dated even date herewith between the Company and the Investor and attached hereto as Exhibit B (the "STOCK OPTION AGREEMENT," and together with this Agreement and the Registration Rights Agreement, the "TRANSACTION AGREEMENTS") and to perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby; (c) the Company has authorized the issuance of the Shares, and the Shares, when issued and delivered as provided hereunder against payment in accordance with the terms hereof, will be duly authorized, issued and outstanding, fully-paid and non-assessable shares of Common Stock; (d) the Transaction Agreements have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company; (e) the Transaction Agreements constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other general principles of equity; (f) the execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not
(i) contravene the Company's Articles of Incorporation or Bylaws, each as amended, or (ii) breach or constitute a default under any loan or purchase agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement binding on or affecting the Company, any of its subsidiaries or any of their respective property or assets the breach of which, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole;
(g) no governmental authorization, and no consent, approval or authorization of, or notice to, or other action by, any other person, is required for the due execution, delivery, recordation, filing or performance by the Company of any Transaction Agreement, or for any of the other transactions contemplated hereby or thereby, except for (i) the Intel Offer, (ii) notice and application to list additional shares with The Nasdaq Stock Market, and (iii) any such other authorization or




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consent which has been or will be obtained prior to the time at which it is required to be obtained the failure of which to obtain could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole; (h) the Company has furnished or made available to the Investor a true and complete copy of its Form 10-K for the fiscal year ended March 31, 2000 and its Form 10-Q for the fiscal quarter ended December 31, 2000 (collectively, the "SEC DOCUMENTS), which the Company filed under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), with the Securities and Exchange Commission ("SEC") and, as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a document filed with the SEC prior to the date of this Agreement; (i) other than pursuant to the Intel Agreement and that certain Registration Rights Agreement dated as of March 30, 1995, as amended, among the Company and certain shareholders of the Company and except as provided in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act of 1933 (the "SECURITIES ACT") any of its securities or any securities issuable upon exercise or conversion of its securities nor is the Company obligated to register or qualify any such securities under any state securities or blue sky laws; (j) the Board of Directors of the Company has approved the acquisition of the Shares and the options and underlying shares of Common Stock evidenced by the Stock Option Agreement before the execution and delivery of this Agreement; and (k) other than pursuant to the Intel Agreement, the sale of the Shares is not subject to any preemptive rights (whether contractual or otherwise) or any rights of first offer or the like.

         2.2 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor hereby represents and warrants to the Company as of the date hereof:

         A. AUTHORITY. The Investor has the requisite capacity to enter into and to consummate the transactions contemplated under each of the Transaction Agreements and otherwise to carry out his obligations hereunder and thereunder. The Transaction Agreements have been duly executed and delivered by the Investor and constitute valid and legally binding obligations of the Investor, enforceable against him in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other general principles of equity.

         B. NO SOLICITATION. The offering of the Shares in the Company to the Investor was made only through direct, personal communication and not through public solicitation or advertising.

         C. INVESTMENT INTENT. The Investor is acquiring the Shares for his own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof or interest therein and the Investor does not presently have any reason to anticipate any change in his circumstances or other particular occasion or event which would cause him to sell such Shares, without prejudice, however, to the Investor's right, subject to the



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provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from the registration requirements thereunder and in compliance with applicable state securities laws.

         D. INVESTOR STATUS. At the time the Investor was offered the Shares to be acquired hereunder, the Investor was, and at the date hereof the Investor is, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

         E. INVESTMENT COMPANY. The Investor is not, and following issuance of the Shares will not be, an affiliate of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         F. EXPERIENCE OF INVESTOR. The Investor, either alone or together with the Investor's representatives, has such knowledge, sophistication and experience in business, investment and financial matters, and has such knowledge, sophistication and experience in evaluating and investing in common stocks and other securities based on actual participation in business, investment and financial matters, so as to be capable of evaluating the merits and risks of an investment in the Shares to be acquired by the Investor hereunder, and has so evaluated the merits and risks of such investment.

         G. ABILITY OF INVESTOR TO BEAR RISK OF INVESTMENT. The Investor is able to bear the economic risk of an investment in the Shares to be acquired hereunder and, at the present time, is able to afford a complete loss of such investment. The Investor is aware that no guarantees have been or can be made by the Company or any of its representatives respecting the future value, if any, of the Shares or the profitability or success of the business of the Company and no assurances are or have been made concerning the dividend or distribution by the Company of cash to its shareholders.

         H. ACCESS TO INFORMATION. The Investor acknowledges that he has been afforded (i) the opportunity to ask such questions as the Investor has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Shares offered hereunder and the merits and risks of investing in such Shares; (ii) access to information about the Company and the Company's financial condition, results of operations, cash flow, business, properties, assets, management and business prospects sufficient to enable him to evaluate an investment in such Shares; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

         I. RELIANCE. The Investor understands and acknowledges that (i) the Shares being offered and sold to Investor hereunder are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations and the Investor hereby consents to such reliance.



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         J. CERTAIN FEES. No fees or commissions will be payable by the Investor to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement.

         2.3 SURVIVAL. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement indefinitely.

         2.4 TRANSFER RESTRICTIONS.

         A. If the Investor should decide to dispose of any Shares to be acquired hereunder, the Investor understands and agrees that he may do so only
(i) pursuant to an effective registration statement under the Securities Act,
(ii) to the Company or (iii) pursuant to an available exemption or exclusion from the registration requirements of the Securities Act. In connection with any transfer of any Shares other than pursuant (i) to an effective registration statement, (ii) to the Company, (iii) to an affiliate of the Investor which is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, provided that any such transferee shall agree to be bound by the terms of this Agreement, and (iv) in reliance on Rule 144 under the Securities Act, the Company may require that the transferor provide to the Company an opinion in form and substance reasonably satisfactory to the Company of counsel experienced in the area of United States securities laws selected by the transferor to the effect that such transfer does not require registration of such Shares under the Securities Act.

         B. The Investor agrees to the imprinting, so long as appropriate, of the following legend on certificates representing the Shares:

                           THESE SHARES HAVE NOT BEEN REGISTERED WITH THE
                  SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PURSUANT TO SECTION 4(2) OF THE SECURITIES ACT AND/OR UNDER REGULATION D PROMULGATED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION OR EXCLUSION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

                           THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON
                  TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF FEBRUARY 22, 2001, BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.




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         The legend set forth above shall be removed in connection with any resale of Shares pursuant to an effective registration statement under the Securities Act or sooner if, in the opinion of counsel to the Company experienced in the area of United States securities laws, such legend is no longer required under applicable requirements of the Securities Act (including judicial interpretation and pronouncements issued by the staff of the SEC). The certificates representing the Shares shall also bear any other legends required by applicable federal or state securities laws, which legends shall be removed when, in the opinion of counsel to the Company, such legends are no longer required under the applicable requirements of such securities laws. In connection therewith, the Company may request, and the Investor or other transferor shall provide, such information as the Company or its counsel may reasonably request to evaluate the propriety of removing any legends. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Shares. The Investor agrees that the Company shall be entitled to make a notation on its records and give instructions to any transfer agent of the Company in order to implement the restrictions on transfer set forth in this
Section 2.4.

         2.5 EXECUTION OF TRANSACTION AGREEMENTS. The Company and the Investor shall, simultaneously with the execution and delivery of this Agreement, execute and deliver the Registration Rights Agreement and the Stock Option Agreement.

         2.6 PAYMENT OF DIVIDENDS; DISTRIBUTIONS. The Company shall not, at any time on or after the date hereof and until the Closing, declare or pay any dividend or make any distribution in respect of its capital stock.

         2.7 AMENDMENTS TO ARTICLES AND BYLAWS. The Company shall not, at any time on or after the date hereof and until the Closing, amend, modify or waive any provision of its Articles of Incorporation or Bylaws.

         2.8 INTEL NOTICE. Promptly following the execution of this Agreement, the Company shall deliver the Participation Notice (as defined in the Intel Agreement) to Intel as required by Section 7(d)(vii) of the Intel Agreement.

         2.9 NASDAQ LISTING APPLICATION. Promptly following the execution of this Agreement, the Company shall file with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the Shares and shall take all such actions as are necessary to cause the Shares to be authorized for listing on The Nasdaq Stock Market.

         2.10 DELIVERY OF DOCUMENTS. The Investor agrees to deliver to the Company from time to time such documents and certificates as may be reasonably requested by the Company to comply with the applicable securities laws and the rules and regulations of The Nasdaq Stock Market.

         2.11 AGREEMENT TO PURCHASE ADDITIONAL SHARES. If the Company does not sell additional shares of Common Stock (excluding sales pursuant to the exercise of stock options issued under any of the Company's stock option plans or any currently outstanding



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warrants) having an aggregate gross purchase price of at least $2,500,000 (the
"ADDITIONAL INVESTMENT AMOUNT") during the period beginning on the date hereof and ending on the 120th day following the Closing (the "Measurement Period"), then the Investor shall, within five business days after the Measurement Period, purchase that number of shares of Common Stock, at a purchase price per share equal to the average closing price of the Common Stock as quoted on The Nasdaq Stock Market for the last five trading days of the Measurement Period, having a fair market value equal to the Additional Investment Amount less the aggregate gross purchase price paid to the Company upon the sale of any additional shares of Common Stock during the Measurement Period (excluding any proceeds received by the Company under this Agreement or pursuant to the exercise of stock options issued under any of the Company's stock option plans or any currently outstanding warrants); provided, however, that the Additional Investment Amount shall be reduced by the aggregate purchase price payable under any subscription agreement entered into on or after the date hereof pursuant to which a sale was not consummated by reason of a breach of any term or condition of such agreement by the Company.

         2.12 STANDSTILL AGREEMENT. The Investor agrees that from the date hereof through the first to occur of (i) the date of receipt by the Company of $4,000,000 or more of proceeds from the sale of shares of Common Stock (excluding proceeds received from the exercise of stock options issued under any of the Company's stock option plans and excluding proceeds from the exercise of any existing warrants), (ii) the termination of the Agreement by the Investor pursuant to Section 4.3 as a result of uncured breaches of material representations, warranties or covenants by the Company, (iii) the termination of this Agreement pursuant to the second sentence of Section 4.3, or (iv) six months following the termination of this Agreement other than as described in
(ii) or (iii) above, neither he nor any of his Affiliates or Associates shall, directly or indirectly:

         (a) (i) in any manner acquire or offer to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Voting Securities other than directly from the Company, or
                  (ii) propose to enter into, directly or indirectly, any merger, tender or exchange offer, restructuring or business combination or joint venture transaction involving the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries, or (iii) propose to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries;

         (b) "solicit," or participate in the "solicitation" of, "proxies" (as such terms are defined or used in Rule 14a-1 under the Exchange Act) in opposition to the recommendation of the majority of the Board of Directors of the Company or become a participant in an election contest with respect to the election of directors of the Company or otherwise influence or affect the vote of any shareholder;

         (c) form, join or participate in a partnership, limited partnership, syndicate or other "group" (as defined in Section 13(d)(3) of the Exchange Act) or enter into any contract, arrangement, understanding or relationship or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of Voting Securities or calling any special meeting of shareholders;

         (d) other than in his capacity as a director or chief executive officer, seek to appoint, elect or remove any member of the Board of Directors of the Company or seek to affect or influence the Company's management, Board of Directors, business or affairs or make


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                  any public statements proposing or suggesting any change in the Board of Directors or management of the Company or its business or affairs or any action taken by the Board of Directors or management of the Company;

         (e) initiate or propose to the holders of Voting Securities, or otherwise solicit their approval of, any proposal, resolution or Matter to be voted on by the holders of Voting Securities;

         (f) ask the Company to, or seek to cause the Company (or its directors) to, call a special meeting of shareholders to vote on any Matter;

         (g) initiate, induce or attempt to induce or encourage another Person to propose a tender or exchange offer or change of control of the Company;

         (h) make any public statements (or statements that must be publicly disclosed) inconsistent with the provisions of this Agreement; or

         (i) disclose any intention, plan or arrangement to take any of the actions enumerated in clauses (a) through (h) above or participate in, aid or abet or otherwise induce or attempt to induce or encourage any person to take any of the actions enumerated in clauses (a) through (h) above or take any other action inconsistent with the foregoing.

         "Affiliate" shall mean any corporation, partnership or other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with any Shareholder, and shall include any Person acting on behalf of any Shareholder or affiliates of either of them, as the case may be. For purposes of the preceding sentence, "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause direction of management and policies of a Person through ownership of equity, by contract, pursuant to a voting trust or otherwise.

         "Associate" shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act, as in effect on the date hereof.

         "Matter" shall mean any item that comes before the holders of Voting Securities at a regular, annual, or special meeting of holders of Voting Securities, or that comes before them by written consent, whether for majority, plurality, unanimous or other vote, and whether or not duly announced by notice or agenda. "Matter" shall include, but not be limited to: the election or removal of directors, the calling, postponement, or adjournment of meetings; the sale of the Company's stock or assets; any merger, consolidation, dissolution, liquidation or business combination of the Company; the adoption of amendments to the Company's charter or bylaws; any change in the authorized capital structure of the Company or of the classes or series of shares authorized or of the rights, privileges and preferences thereof; the issuance of debt securities of the Company; the adoption of any employee benefit or incentive plan, the selection or approval of independent public accountants, or the execution of a loan or line of credit agreement by the Company.

         "Person" shall mean any association, corporation, company, group or partnership or other entity or individual.


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         "Voting Securities" shall mean Common Stock and any other securities of the Company or any of its successors entitled to vote generally in the election of directors, and securities exercisable for and convertible into such securities, in each case now or hereafter outstanding.



                                   ARTICLE III

                              CONDITIONS TO CLOSING

         3.1 CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING. The obligations of the Investor under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, the waiver of which shall not be effective against the Investor unless such waiver is given by written communication to the Company:

         A. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in Section 2.1 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

         B. PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

         C. NOTICES, CONSENTS AND WAIVERS. The Company shall have obtained any and all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of the Transaction Agreements), permits and waivers, necessary or appropriate for consummation of the transactions contemplated by each Transaction Agreement, and the same shall be effective as of the date of the Closing.

         D. PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor and to the Investor's special counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request.

         E. INTEL NOTICE. Either of the following shall have occurred: (i) the Company shall have received written notice from Intel stating therein Intel's intention with respect to its right to purchase the Shares or (ii) the 15 business day period during which Intel has the right to purchase the Shares shall have expired and Intel shall have forfeited its right under the Intel Agreement to purchase any portion of the Shares.

         F. NASDAQ LISTING. The Shares shall have been authorized for listing on The Nasdaq Stock Market and the 15 day notice period shall have expired.


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

         3.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions with respect to the Investor:

         A. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Investor contained in Section 2.2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

         B. PERFORMANCE. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by him on or before the Closing.

         C. CONSENTS AND WAIVERS. The Company shall have obtained any and all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of the Transaction Agreements), permits and waivers necessary or appropriate for consummation of the transactions contemplated by each Transaction Agreement, and the same shall be effective as of the date of the Closing.

         D. SECURITIES EXEMPTIONS. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all other applicable state securities laws.

         E. INTEL NOTICE. Either of the following shall have occurred: (i) the Company shall have received written notice from Intel stating therein Intel's intention with respect to its right to purchase the Shares or (ii) the 15 business day period during which Intel has the right to purchase the Shares shall have expired and Intel shall have forfeited its right under the Intel Agreement to purchase any portion of the Shares.

         F. NASDAQ LISTING. The Shares shall have been authorized for listing on The Nasdaq Stock Market and the 15 day notice period shall have expired.


                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the Investor and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

         4.2 WAIVER AND AMENDMENT. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with and only with the written consent of the Company and the Investor. No amendment or waiver consented to as provided herein will extend to or affect any obligation, covenant, or agreement not expressly amended or waived or impair any right, power or remedy consequent thereon.


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

         4.3 TERMINATION. If either party hereto breaches any representation, warranty or covenant under this Agreement, then the nonbreaching party shall have the right to terminate this Agreement if, after delivering written notice to the breaching party detailing such breach, the breaching party fails to cure such breach within five days following the receipt of such notice from the nonbreaching party. If the Closing does not occur on or before August 31, 2001, either party hereto (other than a party who is in breach of any representation, warranty or covenant under this Agreement at such time) shall have the right to terminate this Agreement. If this Agreement is terminated pursuant to this
Section 4.3, except for obligations under Section 2.12, the parties hereto shall have no further obligations hereunder, but shall remain liable for the breach of any representation, warranty or covenant under this Agreement occurring prior to such termination.

         4.4 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or on the third business day after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten days advance written notice to the other parties.

         A.       If to the Investor:

                           Scott Miller
                           11515 Hillcrest
                           Dallas, Texas 75230
                           Fax: (214) 369-0013

         B.       If to the Company:

                           Panja Inc.
                           3000 Research Drive
                           Richardson, Texas 75082
                           Attention: Joe Hardt
                           Fax: 469-624-7153

                           With a copy to:

                           Munsch Hardt Kopf & Harr, P.C.
                           1445 Ross Avenue
                           4000 Fountain Place
                           Dallas, Texas 75202
                           Attention: A. Michael Hainsfurther, Esq.
                           Fax: 214-855-7584

         4.5 SUCCESSORS AND ASSIGNS. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of its or his successors and assigns, whether or not so expressed.

         4.6 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

         4.7 CONSTRUCTION. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

         4.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         4.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Texas without regard to any conflicts of law principle which would require the application of some other state law.

         4.10 SPECIFIC PERFORMANCE. Each of the parties ("such party") hereto acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed by such party in accordance with their specific terms or are otherwise breached, and that money damages alone would not be easily calculable and would not be a sufficient remedy for any breach of this Agreement. Accordingly, each party hereto shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement by the other party hereto, in addition to all other remedies available at law or in equity.



                                   * * * * * *

               [Remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.



                                                      PANJA INC.


                                                      By:
                                                         -----------------------
                                                      Name:
                                                           ---------------------
                                                      Title:
                                                            --------------------



                                                      --------------------------
                                                      Scott Miller

                                    EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT


                                  See attached.

                                    EXHIBIT B

                       NONQUALIFIED STOCK OPTION AGREEMENT


                                  See attached.



                                      B-1